                                                                  Exhibit (a)(4)

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York 10167

                           OFFER TO PURCHASE FOR CASH
                           ALL SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF
                         COMPUTER SCIENCES CORPORATION

                                       AT
                               $108 NET PER SHARE

                                       BY

                          CAI COMPUTER SERVICES CORP.
                          a wholly owned subsidiary of

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, MARCH 16, 1998, UNLESS THE OFFER IS EXTENDED

                                                               February 17, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by CAI Computer Services Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Computer Associates International, Inc., a Delaware corporation, to act as financial advisor and Dealer Manager in connection with the Purchaser's offer to purchase all of the shares of Common Stock, par value $1.00 per share (the "Shares"), of Computer Sciences Corporation, a Nevada corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined below) has been satisfied) the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of December 21, 1988, as amended and restated as of August 1, 1996 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, at a purchase price of $108 per Share (and associated Right), net to the seller in cash, without interest thereon, in each case upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 17, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as defined in the Offer to Purchase) does not occur prior to the Expiration Date (as defined in the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in the Offer to Purchase) are distributed by the Company to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined below) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights, prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date occurs prior to the Expiration Date. Holders of Shares and Rights whose certificates for such Shares (the "Share Certificates") and, if applicable, Rights Certificates, are not immediately available (including, if the Distribution Date has occurred, but Rights Certificates have not yet been distributed by the Company), or who cannot deliver their Share Certificates or, if applicable, their Rights Certificates, and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares and Rights according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. Unless the context otherwise requires, all references to Shares shall include the associated Rights and all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

    On February 2, 1998, the Company publicly announced a two-for-one split of the Shares in the form of a 100% stock dividend thereon (the "Stock Split Dividend"). The Company further announced that the Stock Split Dividend will be payable on March 23, 1998 to holders of record of Shares on March 2, 1998. The effect of the Stock Split Dividend on the terms of the Offer is described in more detail in the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares or, if applicable, Rights registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, when added to the number of Shares beneficially owned by the Purchaser and its affiliates, constitutes a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (assuming the exercise or conversion, as applicable, of all outstanding options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue), (2) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are inapplicable to the Offer and the Proposed Merger (the "Rights Condition"), (3) the Purchaser being satisfied, in its sole discretion, that Sections 78.378 to 78.3793 of the Nevada General Corporation Law are inapplicable to the Offer and the Proposed Merger and (4) the Purchaser being satisfied, in its sole discretion, that Sections
78.411 to 78.444 of the Nevada General Corporation Law are inapplicable to the Purchaser in connection with the Offer and the Proposed Merger. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase, dated February 17, 1998.

        2. Letter of Transmittal to tender Shares and Rights for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares and Rights.

        3. The Notice of Guaranteed Delivery for Shares and Rights to be used to accept the Offer if certificates for Shares or Rights are not immediately available or if such certificates and all other required documents cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date or if, in the case of the Shares, the procedure for book-entry transfer cannot be completed by the Expiration Date.

        4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        6.  A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 16, 1998, UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, an appropriate duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares or, if available, the associated Rights, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares (and, if applicable, Rights Certificates representing the associated tendered Rights) should be delivered to the Depositary, or, in the case of Shares, such Shares (and, if applicable, associated tendered Rights) should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or, if applicable, Rights Certificates, or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.